ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-2
$ 403,332,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2003




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2003  11,657,499     793,308     663,090    3.52%    7,814,076    3.46%
 Feb-2003  11,509,299     765,891     593,505    3.29%    6,635,926    3.07%
 Mar-2003  11,204,455     736,316     631,943    3.66%    6,150,100    2.96%
 Apr-2003  11,623,687     708,857     484,417    2.95%    6,097,182    3.09%
 May-2003  12,020,915     677,820     775,634    4.97%    5,646,652    3.02%
 Jun-2003  10,375,026     646,858     196,034    1.32%    6,864,271    3.84%
 Jul-2003   9,988,376     620,699     479,140    3.40%    5,850,031    3.46%
 Aug-2003  11,563,120     592,055     365,800    2.73%    5,901,012    3.67%
 Sep-2003  12,049,638     565,621     319,173    2.51%    6,273,721    4.12%
 Oct-2003  10,065,645     540,568     471,237    3.91%    6,436,452    4.45%
 Nov-2003  10,861,228     516,494     362,179    3.17%    6,095,264    4.44%
 Dec-2003   9,744,215     494,351     574,527    5.28%    5,389,656    4.13%

          _____________________________________
  Totals  132,663,102   7,658,837   5,916,679

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.